UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2010

ONCOGENEX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	033-80623	95-4343413
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1522 217th Place S.E. Bothell, Washington	98021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 686-1500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March  23, 2010,  the Board of Directors (the “Board”) of OncoGenex Pharmaceuticals, Inc. (the “Company”) increased the size of the Board to seven (7) directors and appointed Dr. Jack Goldstein and H. Stewart Parker to the Board, to fill the vacancies thereby created. The Board also appointed Dr. Goldstein as the chairman of the Board. Dr. Goldstein and Ms. Parker have not been, and are not expected to be, named to any committee of the Board prior to the Company’s 2010 annual meeting of stockholders (the “2010 AGM”). In addition, the Company announced that Dr. Martin Mattingly has agreed to stand for election as a director of the Company at the 2010 AGM.

In accordance with the Company’s currently effective compensatory policy for newly appointed non-employee directors, each of Dr. Goldstein and Ms. Parker has been granted an award of stock options to purchase 4,723 shares of common stock of the Company at an exercise price of $21.05 per share. Dr. Goldstein and Ms. Parker will also be eligible to receive cash compensation and reimbursement of expenses as described in the section entitled “Current Director Compensation Policy” of our most recently filed definitive proxy statement on Schedule 14A, which was filed with the Commission on April 13, 2009, the relevant portions of which are hereby incorporated by reference.

On March 23, 2010, Michael Martino and Dwight Winstead decided not to stand for reelection to the Board at the 2010 AGM, in order to devote more time to their other business interests. Neither Mr. Martino nor Mr. Winstead cited any disagreement with management or Company operations, practices or policies as the basis for his decision to not seek reelection.

A copy of the Company’s press release relating to the foregoing matters is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release of OncoGenex Pharmaceuticals, Inc. dated March 24, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOGENEX PHARMACEUTICALS, INC.

(Registrant)

Date: March 24, 2010

By: /s/ Cameron Lawrence
Name: Cameron Lawrence
Title: Principal Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of OncoGenex Pharmaceuticals, Inc. dated March 24, 2010.

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